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                              STOCK LOAN AGREEMENT

This agreement is entered into this 15th day of December 1996 by and between JAMES F. THACKER ("THACKER") and EMPIRE INVESTMENT BANKING COMPANY L.P. ("EMPIRE") pursuant to the provisions of 'ss'.1058 of the Internal Revenue Code.

WHEREAS, EMPIRE is the owner of certain shares of the common stock of Medaphis Corporation which it is holding for long term investment purposes; and

WHEREAS, THACKER desires to borrow certain shares of Medaphis Corporation common stock for various uses; and

WHEREAS, EMPIRE is willing to temporarily transfer certain shares of its Medaphis Corporation stock to THACKER for use under certain circumstances.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. On or before January 15, 1997, EMPIRE shall transfer THREE HUNDRED THOUSAND (300,000) shares of Medaphis Corporation common stock to THACKER.

2. Upon notice from EMPIRE to THACKER, THACKER shall within five (5) business days, return to EMPIRE THREE HUNDRED THOUSAND (300,000) shares of Medaphis Corporation common stock identical to the stock transferred pursuant to paragraph 1 above. Said notice may, at EMPIRE'S option, require the return of a lesser number of shares in which case, EMPIRE continues to have the option of requiring the return of the balance of the THREE HUNDRED THOUSAND (300,000) shares within five (5) business days upon subsequent notice.

On June 30, 1998, THACKER shall return to EMPIRE any of the THREE HUNDRED THOUSAND (300,000) shares of Medaphis stock which has not been previously returned to EMPIRE by THACKER.

3. In the event of a reorganization, recapitalization, or merger of Medaphis Corporation during the term of this loan, THACKER is permitted to return stock equivalent to the Medaphis Corporation stock loaned as authorized by Income Tax Regulation 1.1058-1(b).

4. THACKER agrees and must make payments to EMPIRE of all amounts equivalent to any dividends or other distributions made by Medaphis Corporation which EMPIRE, as the owner of the loaned shares, is entitled to receive during the period beginning with the loan transfer and ending with the repayment transfer of identical Medaphis Corporation stock back to EMPIRE. THACKER will make any such payments to EMPIRE at such time as EMPIRE would receive them had it not loaned said shares.






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5. Any notice to THACKER under this Agreement shall be sent by overnight courier as follows:

                                JAMES F. THACKER
                        1001 Boulders Parkway, Suite 519
                               Richmond, VA 23225

The benefits and duties under this agreement may not be assigned but shall be binding upon the personal representatives and successors in interest of the parties hereto.

Witness our hands and seals as of this 15th day of December 1996.




                                                 BY:
--------------------------------------              ----------------------------
JAMES F. THACKER                                 CAROL SHUMAKER, General Partner
                                                 EMPIRE INVESTMENT BANKING
                                                 COMPANY, L.P.

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